CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" and "Fund Service Providers" in the Prospectus and "Disclosure of Non Public Holdings", "Other Service Providers" and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference and use of our report dated March 31, 2014, on the financial statements and financial highlights of the American Beacon Acadian Emerging Markets Managed Volatility Fund, American Beacon Earnest Partners Emerging Markets Equity Fund, and American Beacon SGA Global Growth Fund, as of and for the periods ended January 31, 2014, in the Registration Statement (Form N-1A) of the American Beacon Funds, which is filed with the Securities and Exchange Commission in the Post-Effective Amendment No. 194 to the Registration Statement under the Securities Act of 1933 (File No. 33-11387).

/s/ Ernst & Young LLP

Dallas, Texas

May 23, 2014